Exhibit 99.1

FOR IMMEDIATE RELEASE

PUTNAM INVESTMENTS ANNOUNCES PLANNED TENDER OFFER
FOR AUCTION RATE PREFERRED SECURITIES
OF TWO MUNICIPAL CLOSED-END FUNDS

BOSTON, May 25, 2017 — Putnam Investments and the Board of Trustees of the Putnam Funds announced today approval in principle for a tender offer by Putnam Managed Municipal Income Trust (NYSE: PMM) and Putnam Municipal Opportunities Trust (NYSE: PMO) to purchase up to 100% of the outstanding preferred shares (ARPS) of each Fund for cash at a price per share equal to 89.75% of liquidation preference of each series of ARPS. Each tender offer is subject to final approval by the Board of Trustees of each Fund and certain other conditions. It is anticipated that the tender offers will be conducted in the third quarter of 2017. The Funds expect to seek alternative financing to replace any ARPS that are tendered.

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Forward-Looking Statements

This document contains forward-looking information related to Putnam Managed Municipal Income Trust and Putnam Municipal Opportunities Trust (together, the “funds”) that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this document include, among other things, statements about the timing, pricing and expectations for each tender offer and any alternative financing to replace ARPS tendered. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in a fund’s performance, a general downturn in the economy, competition from other closed-end investment companies, changes in government policy or regulation, the inability of a fund’s investment adviser to attract or retain key employees, the inability of a fund to implement its investment strategy, the inability of a fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations, the inability to close either tender offer, the inability of a fund to negotiate acceptable terms for any new alternative financing and the other risks identified in each fund’s registration statement on Form N-2 and annual shareholder report on Form N-CSR.

The information contained in this document is as of May 25, 2017. Neither of the funds assumes any obligation to update forward-looking statements contained in this document as the result of new information or future events or developments.

Additional Information and Where to Find It

The tender offers referenced in this communication have not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares in any fund, nor is it a solicitation of any proxy. This announcement is not a substitute for any materials that the funds will file with the SEC.

The funds plan to file a tender offer statement on Schedule TO, together with other related tender offer documents, including a letter of transmittal, in connection with the tender offers. These documents will contain important information about the funds and the tender offers. You are urged to read these documents carefully and in their entirety when they become available before making any decision regarding tendering your shares. These documents will be made available to the funds’ shareholders at no expense to them and will also be available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Putnam Investments shareholder services at 1-800-225-1581.

This release is not a prospectus, circular or representation intended for use in the purchase or sale of shares in any fund. Shares of the funds are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the funds involve investment risk, including possible loss of principal. For more complete information about each fund, including risks, charges, and expenses, please see the fund’s annual and semi-annual shareholder report. You may read and copy any reports or other such filed information at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The funds’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

The funds are closed-end funds. Common shares of the funds are only available for purchase/sale on the NYSE at the current market price. Common shares may trade at a discount to net asset value.

About Putnam Investments

Founded in 1937, Putnam Investments is a global money management firm with 80 years of investment experience. At the end of April 2017, Putnam had $162 billion in assets under management. Putnam has offices in Boston, London, Frankfurt, Tokyo, Singapore and Sydney. For more information, visit putnam.com.

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Putnam Media Contacts:

Jon Goldstein – 617-760-1127 (office), 516-946-5598 (cell), jon_goldstein@putnam.com

Laura McNamara – 617-760-1108 (office), 978-505-0524 (cell), laura_mcnamara@putnam.com